Exhibit 99.1

CONTACT

Shelly Taylor
(800) 978-8136

NEWS RELEASE	staylor@summithealthcarereit.com
FOR IMMEDIATE RELEASE

Summit Healthcare REIT, Inc. acquires four assisted living

and memory care facilities in Wisconsin

Lake Forest, Calif., (November 5, 2015) – Summit Healthcare REIT, Inc. (“Summit” or the “REIT”) announced today that it has acquired four Wisconsin assisted living and memory care facilities. The properties are located in the cities of Green Bay and Appleton, and were purchased for approximately $18.4 million on November 2, 2015.

The facilities, which have a total of 125 units, have been triple-net leased pursuant to a 12-year term to an affiliate of Compass Senior Living, LLC (“Compass”) which is headquartered in Eugene, Oregon. Its principals, Dennis Garboden and Will Forsyth, have over 30 years of combined experience in senior housing. Compass also operates another property in the REIT’s portfolio.

“We look forward to working again with Compass on these four new acquisitions,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc. “We have been very pleased with the job they have done for us so far.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 25 long-term triple-net leased healthcare facilities. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Shelly Taylor at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2014, and quarterly reports for the periods ended March 31, 2015, and June 30, 2015. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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